EXHIBIT 23.6

                          CONSENT OF G. CHRIS ANDERSEN

     The undersigned hereby consents to the references in this registration statement to the undersigned as becoming a director of the registrant upon closing of the Offering to which this registration statement relates.

                                          /s/ G. CHRIS ANDERSEN
                                              G. CHRIS ANDERSEN

Houston, Texas
June __, 1997